Exhibit 10.1

Execution Version

WILLIAMS PARTNERS L.P.

289,277,117 Common Units

Representing Limited Partner Interests

Common Unit Issuance Agreement

January 9, 2017

WPZ GP LLC

One Williams Center

Tulsa, Oklahoma 74172-0172

Attention: Donald R. Chappel

Reference is made to the Partnership’s First Amended and Restated Agreement of Limited Partnership, dated as of August 3, 2010, as amended (the “Partnership Agreement”). Williams Partners L.P., a Delaware limited partnership (the “Partnership”), proposes, upon the terms stated herein, to (a) issue 289,000,000 common units (the “WPZ Interest Restructuring Common Units”) representing limited partner interests in the Partnership (the “Common Units”) to WPZ GP LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner”), in consideration for (i) the General Partner’s permanent waiver of any and all obligations of the Partnership and rights of the General Partner and its Affiliates under the Partnership Agreement with respect to the Incentive Distribution Rights (as defined in the Partnership Agreement and as referred to herein as the “IDRs”) (the “IDR Waiver”) and (ii) the conversion of the General Partner Interest (as defined in the Partnership Agreement) into a non-economic general partner interest in the Partnership (the “Non-Economic WPZ General Partner Interest”) (such conversion and issuance, together, the “WPZ General Partner Interest Recapitalization”) and (b) issue 277,117 Common Units (the “Cash Purchase Common Units”) to the General Partner in exchange for the General Partner’s contribution to the Partnership of cash in an amount equal to $10,000,000 (the “Cash Purchase Common Unit Purchase Price” and such issuance, together with the IDR Waiver and the WPZ General Partner Interest Recapitalization, the “WPZ Interest Restructuring”). The IDR Waiver and the WPZ General Partner Interest Recapitalization will be effected pursuant to Amendment No. 8 to the Partnership Agreement, attached hereto as Exhibit I, to be dated as of the date hereof (the “Partnership Agreement Amendment”).

This is to confirm the agreement between the Partnership and the General Partner concerning the WPZ Interest Restructuring. Capitalized terms used but not defined herein will have the meanings given to them in the Partnership Agreement.

1. Representations, Warranties and Agreements.

(a) The Partnership represents and warrants to, and agrees with, the General Partner that:

(i) The Partnership has been duly formed and is validly existing in good standing as a limited partnership under the Delaware Revised Uniform Limited Partnership Act (the “Delaware Act”) with full limited partnership power and authority necessary to enter into, execute and deliver this Agreement.

(ii) As of the Closing Date (as defined in Section 4), the WPZ Interest Restructuring Common Units and the Cash Purchase Common Units will be duly authorized and, when issued and delivered to the General Partner in accordance with the terms hereof, will be validly issued, fully paid (to the extent required by the Partnership Agreement), and non-assessable (except as such non-assessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware Act).

(iii) The Partnership has all requisite limited partnership power and authority to issue and deliver the WPZ Interest Restructuring Common Units and the Cash Purchase Common Units in accordance with and upon the terms set forth in this Agreement and the Partnership Agreement and to perform its obligations under this Agreement.

(iv) This Agreement has been duly executed and delivered by the Partnership and, assuming its due execution and delivery by the General Partner, this Agreement constitutes a legal, valid and binding obligation of the Partnership, enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws (as defined below) relating to or affecting creditors’ rights generally and to legal principles of general applicability governing the availability of equitable remedies, including principles of good faith and fair dealing (regardless of whether such enforceability is considered in a proceeding in equity or at law) (collectively, “Enforceability Exceptions”).

(v) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement (collectively, the “Transactions”), including each of the transactions contemplated by Section 2, do not and will not (i) constitute a breach or violation of, or result in a default (or an event that, with notice or lapse of time or both, would become a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, any note, bond, mortgage, indenture, deed of trust, license, franchise, lease, contract, agreement, joint venture or other instrument or obligation to which the Partnership or any of its Subsidiaries is a party or by which the Partnership or any of its Subsidiaries or properties is subject or bound that is material to the Partnership and its Subsidiaries, taken as a whole, (ii) constitute a breach or violation of, or a default under the Partnership Agreement, (iii) contravene or conflict with or constitute a violation of any provision of any law (statutory, common, or otherwise), constitution, treaty, convention, ordinance, equitable principle, code, rule, regulation, order, writ, injunction, decree, or ruling (“Law”) binding upon or applicable to the Partnership or any of its Subsidiaries, or (iv) result in the creation of any liens or other encumbrances on any of the Partnership’s (or any of its Subsidiaries’) assets.

(vi) Except for the fees payable by the Partnership to Evercore Group L.L.C., no action has been taken by or on behalf of the Partnership that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the matters contemplated hereby.

(vii) Subject to required filings under federal and state securities Laws and compliance with the rules and regulations of the New York Stock Exchange (the “NYSE”), neither the execution and delivery by the Partnership of this Agreement nor the consummation by the Partnership of the transactions contemplated hereby do or will require any registrations, qualifications, designations, declarations or filings with, or the obtaining of any permit, authorization, consent, waiver or approval of, or the giving of any notice to, in each case, any governmental authority, third party or other person.

(viii) Assuming the accuracy of the representations and warranties of the Investor contained in this Agreement, the Partnership is not required to register the WPZ Interest Restructuring Common Units or the Cash Purchase Common Units under the Securities Act in connection with the issuance of the WPZ Interest Restructuring Common Units and the Cash Purchase Common Units to the General Partner.

(b) The General Partner represents and warrants to, and agrees with, the Partnership that:

(i) The General Partner has been duly formed and is validly existing in good standing as a limited liability company under the Laws of its jurisdiction of formation, with all limited liability company power and authority necessary to own or hold its properties and conduct the business in which it is engaged, in each case in all material respects.

(ii) The General Partner is an “accredited investor,” as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”), and the investment by the General Partner in the Partnership is for its own account and not for the account of others, for investment purposes. The WPZ Interest Restructuring Common Units and the Cash Purchase Common Units are being acquired for investment and with no intention of distributing or reselling such WPZ Interest Restructuring Common Units or the Cash Purchase Common Units or any portion thereof or interest therein in any transaction which would be a violation of the securities Laws of the United States of America or any state or foreign country or jurisdiction.

(iii) The General Partner has been given reasonable access to full and fair disclosure of all material information regarding the Partnership, the WPZ Interest Restructuring Common Units, and the Cash Purchase Common Units, including reasonable access to the books and records of the Partnership. The General Partner acknowledges and agrees that it has been provided, to its full satisfaction, with the opportunity to ask questions concerning the terms and conditions of an investment in the Partnership and has knowingly and voluntarily elected instead to rely solely on its own investigation.

(iv) The General Partner understands that the WPZ Interest Restructuring Common Units and the Cash Purchase Common Units are “restricted securities” and have not been registered under the Securities Act or any applicable state securities Laws. The General Partner acknowledges that the WPZ Interest Restructuring Common Units and the Cash Purchase Common Units will bear a restrictive legend to that effect. The General Partner acknowledges and agrees that it must bear the economic risk of this investment indefinitely, that the WPZ Interest Restructuring Common Units and the Cash Purchase Common Units issued to the

General Partner hereunder may not be sold or transferred or offered for sale or transfer by it without registration under the Securities Act and any applicable state securities or Blue Sky Laws or the availability of exemptions therefrom, and that the Partnership has no present intention of registering the resale of any of such WPZ Interest Restructuring Common Units or the Cash Purchase Common Units.

(v) The General Partner has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the WPZ Interest Restructuring Common Units and the Cash Purchase Common Units, and has so evaluated the merits and risks of such investment. The General Partner is able to bear the economic risk of an investment in the WPZ Interest Restructuring Common Units and the Cash Purchase Common Units and, at the present time and in the foreseeable future, is able to afford a complete loss of such investment.

(vi) The General Partner understands that the WPZ Interest Restructuring Common Units and the Cash Purchase Common Units are being offered and issued to the General Partner in reliance upon specific exemptions from the registration requirements of United States federal and state securities Laws and that the Partnership is relying upon the truth and accuracy of, and the General Partner’s compliance with, the representations, warranties, agreements, acknowledgments and understandings, which are true, correct and complete, of the General Partner set forth herein in order to determine the availability of such exemptions and the eligibility of the General Partner to acquire the WPZ Interest Restructuring Common Units and the Cash Purchase Common Units.

(vii) The General Partner has all requisite limited liability company power and authority to execute and deliver this Agreement and to perform its obligations hereunder in accordance with and upon the terms set forth in this Agreement.

(viii) This Agreement has been duly executed and delivered by the General Partner and, assuming its due execution and delivery by the Partnership, this Agreement constitutes a legal, valid and binding obligation of the General Partner, enforceable against it in accordance with its terms, subject to Enforceability Exceptions.

(ix) Subject to required filings under federal and state securities Laws and compliance with the rules and regulations of the NYSE, the execution, delivery and performance of this Agreement and the consummation of the Transactions do not and will not (i) constitute a breach or violation of, or result in a default (or an event that, with notice or lapse of time or both, would become a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, any note, bond, mortgage, indenture, deed of trust, license, franchise, lease, contract, agreement, joint venture or other instrument or obligation to which the General Partner, The Williams Companies, Inc. (“WMB”) or any of its Subsidiaries (other than the Partnership) or properties is a party or by which the General Partner, WMB or any of its Subsidiaries (other than the Partnership) or properties is subject or bound that is material to the General Partner, WMB and its Subsidiaries, taken as a whole, (ii) constitute a breach or violation of, or a default under the organizational documents of the General Partner, (iii) contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to the General Partner, or (iv) result in the creation of any liens or other encumbrances on any of the General Partner’s assets.

(x) Excluding fees payable to Morgan Stanley & Co. LLC, no action has been taken by or on behalf of the General Partner that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the matters contemplated hereby.

(xi) Neither the execution and delivery by the General Partner of this Agreement nor the consummation by General Partner of the transactions contemplated hereby do or will require any registrations, qualifications, designations, declarations or filings with, or the obtaining of any permit, authorization, consent, waiver or approval of, or the giving of any notice to, in each case, any governmental authority, third party or other person.

(xii) As of January 6, 2017, (A) the General Partner owns beneficially and of record, and has good and valid title to, the General Partner Interest and all of the IDRs and (B) the General Partner and its Affiliates own, beneficially or of record, the following Partnership Interests: 346,639,534 Common Units and 16,314,835 Class B Units in the Partnership. Upon the consummation of the WPZ General Partner Interest Recapitalization in accordance with the terms of this Agreement, the General Partner or its Affiliates will own beneficially and of record the Non-Economic WPZ General Partner Interest, the IDRs, the WPZ Interest Restructuring Common Units and the Cash Purchase Common Units. Except for any rights under the Partnership Agreement, the General Partner’s rights under this Agreement, and WMB’s and Williams Gas Pipeline Company, LLC’s (the “Investor”) rights under the Common Unit Purchase Agreement, dated as of the date hereof, between the WMB, the Investor and the Partnership (the “CUPA”), no Affiliate of the General Partner has any written or oral agreement, option or warrant or similar right for the purchase or acquisition of Partnership Interests.

2. WPZ Interest Restructuring. Effective as of the Closing:

(a) The Partnership is hereby issuing the WPZ Interest Restructuring Common Units to the General Partner as consideration for the IDR Waiver and the WPZ General Partner Interest Recapitalization pursuant to the Partnership Agreement Amendment contemplated by Section 2(b), and the performance by the General Partner of its other obligations hereunder, and the General Partner hereby accepts the WPZ Interest Restructuring Common Units from the Partnership.

(b) The General Partner is hereby contributing cash in an amount equal to the Cash Purchase Common Unit Purchase Price to the Partnership, and in exchange therefore the Partnership is hereby issuing to the General Partner the Cash Purchase Common Units.

(c) The General Partner is executing and delivering to the Partnership and causing to be adopted the Partnership Agreement Amendment in order to reflect the IDR Waiver and the WPZ General Partner Interest Recapitalization.

3. Intended Tax Treatment and Tax Opinion.

(a) The Parties intend that the WPZ Interest Restructuring will be treated for U.S. federal income tax purposes as set forth below in this Section 3(a) (the “Intended Tax Treatment”). Each party shall, and shall cause its controlled Affiliates to, file all tax returns and other reports consistent with the Intended Tax Treatment, unless required by Law to do otherwise.

(i) The WPZ Interest Restructuring should be treated as either (A) a transaction described in Section 721 of the Code in a manner consistent with Revenue Ruling 84-52, 1984-1 C.B. 157 or (B) a readjustment of partnership items among existing partners of a partnership not involving a sale or exchange. As a result, no gain or loss should be recognized by the Partnership or existing owners of Common Units, other than the General Partner or its Affiliates, except, in the case of the existing owners of Common Units, to the extent any gain is recognized as a result of the WPZ Interest Restructuring causing a decrease in their share of Partnership liabilities under Section 752 of the Code.

(ii) The WPZ Interest Restructuring should result in an adjustment to the capital accounts of the Partnership’s partners and the carrying values of the Partnership’s properties in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f).

(b) The Partnership has received the opinion of Andrews Kurth Kenyon LLP dated as of the date hereof that the WPZ Interest Restructuring should receive the Intended Tax Treatment (the “Tax Opinion”). Such opinion is based upon, among other things, the representations set forth in the “Tax Opinion Certificate” attached as Exhibit II hereto.

(c) Each party represents that it is not aware of any fact that is in existence on the date hereof or may reasonably be expected to occur on or prior to the Closing, or has taken or agreed to take any action, that would reasonably be expected to prevent or impede (i) the WPZ Interest Restructuring from qualifying for the Intended Tax Treatment or (ii) the representations in the Tax Opinion Certificate from being true and correct on the date hereof or on the Closing Date.

(d) Each party agrees to use its reasonable best efforts to cause the WPZ Interest Restructuring to qualify for the Intended Tax Treatment, including by not taking or failing to take any action which action or failure to act such party knows is reasonably likely to prevent such qualification.

(e) The General Partner will use its reasonable best efforts to cause the amount of Partnership liabilities allocable under Section 752 of the Code to each existing WPZ Common Unit owner, other than the General Partner or its Affiliates, following the WPZ Interest Restructuring and any related issuances of Common Units to equal or exceed the amount of Partnership liabilities allocable under Section 752 of the Code to such WPZ Common Unit owner as of the year ended December 31, 2016.

4. The Closing. Upon the terms of this Agreement, the closing of the Transactions (the “Closing”) shall occur on the date hereof simultaneously with the execution and delivery of this Agreement (“Closing Date”).

5. Further Assurances. Subject to the terms of this Agreement, each party will use commercially reasonable efforts in good faith to take, or cause to be taken, all actions, and to do,

or cause to be done, all things necessary, proper, desirable or advisable under applicable Laws, so as to enable consummation of the matters contemplated hereby, including obtaining any third party approval that is required to be obtained by the party in connection with the Transactions and the other matters contemplated by this Agreement, and using commercially reasonable efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the matters contemplated hereby, and using commercially reasonable efforts to defend any litigation seeking to enjoin, prevent or delay the consummation of the matters contemplated hereby or seeking material damages, and each party will cooperate fully with the other parties to that end, and will furnish to the other parties copies of all correspondence, filings and communications between it and its Affiliates, on the one hand, and any governmental authority, on the other hand, with respect to the matters contemplated hereby.

6. Notices. All statements, requests, notices and agreements hereunder shall be in writing. Any such statements, requests, notices or agreements shall take effect upon receipt thereof if delivered or sent by registered or certified mail, return receipt requested, and addressed to the intended recipient as set forth below:

if to the General Partner, to:

WPZ GP LLC

One Williams Center

Tulsa, Oklahoma 74172-0172

Attention:	Peter S. Burgess

with a copy, that shall not constitute notice, to:

Gibson, Dunn & Crutcher LLP

1801 California Street

Suite 4200

Denver, Colorado 80202-2642

Attention:	Steven Talley

if to the Partnership, to:

WPZ GP LLC

One Williams Center

Tulsa, Oklahoma 74172-0172

Attention:	Peter S. Burgess
H. Brent Austin, Chairman of the Conflicts Committee

with a copy, that shall not constitute notice, to:

Gibson, Dunn & Crutcher LLP

1801 California Street

Suite 4200

Denver, Colorado 80202-2642

Attention:	Steven Talley

and

Baker Botts L.L.P.

910 Louisiana Street

Houston, Texas 77002

Attention:	Joshua Davidson

7. Amendment; Waiver of Compliance. (a) this Agreement may be amended or modified from time to time and (b) any failure of any of the parties to comply with any obligation, covenant, agreement or condition in this Agreement may be waived by the party or parties entitled to the benefits thereof, in each case only by the written agreement of all the parties hereto; provided, however, that the Partnership may not, without the prior approval of the conflicts committee of the board of directors of the General Partner, agree to any amendment or modification of this Agreement; provided, further, that any such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

8. Assignment. This Agreement shall be binding upon, and inure solely to the benefit of, the General Partner and the Partnership, and their respective heirs, executors, administrators, successors and assigns, and no other person shall acquire or have any right under or by virtue of this Agreement. This Agreement shall not be assignable by any party hereto, except with the prior written consent of the other parties hereto. Any attempted assignment or transfer in violation of this Agreement shall be null, void and ineffective.

9. Entire Agreement. This Agreement, the CUPA, the Partnership Agreement and the Partnership Agreement Amendment constitute the entire agreement between the Partnership and the General Partner with respect to the subject matter hereof and supersede all prior agreements and understandings (whether written or oral) between the Partnership and the General Partner, with respect to the subject matter hereof.

10. Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware.

11. Counterparts. This Agreement may be executed by any one or more of the parties hereto in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

If the foregoing correctly sets forth the agreement between the General Partner and the Partnership, please indicate your acceptance in the space provided for that purpose on the following page.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto, through their duly authorized officers, have executed this Agreement as of the day and year set forth above.

WPZ GP LLC

By:	/s/ Ted T. Timmermans
	Name:	Ted T. Timmermans
	Title:	Vice President, Controller & Chief Accounting Officer

Williams Partners L.P.

By: WPZ GP LLC
its general partner

By:	/s/ Peter S. Burgess
	Name:	Peter S. Burgess
	Title:	Treasurer

Common Unit Issuance Agreement

Exhibit I

Partnership Agreement Amendment

See attached

Exhibit I

Amendment No. 8

to

First Amended and Restated Agreement of Limited Partnership

of Williams Partners L.P.

This Amendment No. 8, dated January 9, 2017 (this “Amendment”), to the First Amended and Restated Agreement of Limited Partnership, dated as of August 3, 2010, as amended (the “Partnership Agreement”), of Williams Partners L.P., a Delaware limited partnership (the “Partnership”), is entered into and effectuated by WPZ GP LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner”), pursuant to authority granted to it in Article XIII of the Partnership Agreement. Unless otherwise indicated, capitalized terms used but not defined herein are used as defined in the Partnership Agreement.

WHEREAS, Section 13.1(d) of the Partnership Agreement provides that the General Partner, without the approval of any Partner, may amend any provision of the Partnership Agreement to reflect a change that the General Partner determines does not adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect;

WHEREAS, concurrently herewith, the Partnership and the General Partner are entering into a Common Unit Issuance Agreement, pursuant to which the Partnership is issuing common units representing limited partner interests in the Partnership to the General Partner in consideration for (a)(i) the General Partner’s permanent waiver of any and all obligations of the Partnership and rights of the General Partner and its Affiliates under this Agreement with respect to the Incentive Distribution Rights (the “IDR Waiver”) and (ii) the conversion of the General Partner Interest into a non-economic general partner interest in the Partnership (such conversion the “WPZ General Partner Interest Recapitalization”) and (b) the General Partner’s contribution to the Partnership of cash in an amount equal to $10,000,000 (such contribution and issuance, together with the IDR Waiver and the WPZ General Partner Interest Recapitalization, the “WPZ Interest Restructuring”);

WHEREAS, in connection herewith, the Partnership, The Williams Companies, Inc., a Delaware corporation (“WMB”) and Williams Gas Pipeline Company, LLC, a Delaware limited liability company (the “Investor”), are entering into a Common Unit Purchase Agreement, pursuant to which the Partnership has agreed to issue and sell common units representing limited partner interests in the Partnership to the Investor, subject to certain conditions;

WHEREAS, the WPZ Interest Restructuring is being effected pursuant to this Amendment;

WHEREAS, the Conflicts Committee of the board of directors of the General Partner has approved this Amendment and the WPZ Interest Restructuring; and

WHEREAS, acting pursuant to Section 13.1(d)(i) of the Partnership Agreement, the General Partner has determined that the following amendment to the Partnership Agreement does not adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect;

NOW THEREFORE, the General Partner does hereby amend the Partnership Agreement as follows:

1. Section 1.1 of the Partnership Agreement is hereby amended to add the following definitions:

“2017 Common Unit Issuance Agreement” means the Common Unit Issuance Agreement, dated January 9, 2017, between the Partnership and the General Partner, pursuant to which the Partnership issued (a) 289,000,000 Common Units to the General Partner in consideration for the permanent waiver of any and all obligations of the Partnership and rights of the General Partner and its Affiliates under this Agreement with respect to the Incentive Distribution Rights from and after the Incentive Distribution Rights Waiver Date and the conversion of the General Partner Interest into a non-economic general partner interest in the Partnership and (b) 277,117 Common Units to the General Partner in exchange for the General Partner’s contribution to the Partnership of cash in an amount equal to $10,000,000.

“Aggregate Quantity of IDR Waiver Common Units” is defined in Section 5.11(a).

“IDR Waiver Common Unit” has the meaning assigned to such term in Section 5.11(a).

“Incentive Distribution Rights Waiver Date” means January 9, 2017.

2. Section 1.1 of the Partnership Agreement is hereby amended to delete the following defined terms and their respective definitions:

“Aggregate Quantity of IDR Reset Common Units”.

“IDR Reset Common Unit”.

“IDR Reset Election”.

“Notional General Partner Units”.

“Reset MQD”.

“Reset Notice”.

3. Section 1.1 is hereby amended to delete and replace the following definitions in their entirety as set forth below:

“General Partner Interest” means the non-economic management interest of the General Partner in the Partnership (in its capacity as a general partner without reference to any Limited Partner Interest held by it), and includes any and all benefits to which a General Partner is

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entitled as provided in this Agreement, together with all obligations of a General Partner to comply with the terms and provisions of this Agreement. The General Partner Interest does not include any rights to receive distributions of Available Cash from Operating Surplus or Capital Surplus or upon the liquidation or winding-up of the Partnership.

“Percentage Interest” means as of any date of determination (a) as to any Unitholder with respect to Units, the product obtained by multiplying (i) 100% less the percentage applicable to clause (b) below by (ii) the quotient obtained by dividing (A) the number of Units held by such Unitholder by (B) the total number of Outstanding Units, and (b) as to the holders of other Partnership Interests issued by the Partnership in accordance with Section 5.6, the percentage established as a part of such issuance. The Percentage Interest with respect to the Incentive Distribution Rights and the General Partner Interest shall at all times be zero.

“Remaining Net Positive Adjustments” means as of the end of any taxable period, (i) with respect to the Unitholders holding Common Units or Subordinated Units, the excess of (a) the Net Positive Adjustments of the Unitholders holding Common Units or Subordinated Units as of the end of such period over (b) the sum of those Partners’ Share of Additional Book Basis Derivative Items for each prior taxable period and (ii) with respect to the holders of Incentive Distribution Rights, the excess of (a) the Net Positive Adjustments of the holders of Incentive Distribution Rights as of the end of such period over (b) the sum of the Share of Additional Book Basis Derivative Items of the holders of the Incentive Distribution Rights for each prior taxable period.

“Share of Additional Book Basis Derivative Items” means in connection with any allocation of Additional Book Basis Derivative Items for any taxable period, (i) with respect to the Unitholders holding Common Units or Subordinated Units, the amount that bears the same ratio to such Additional Book Basis Derivative Items as the Unitholders’ Remaining Net Positive Adjustments as of the end of such taxable period bears to the Aggregate Remaining Net Positive Adjustments as of that time and (ii) with respect to the Partners holding Incentive Distribution Rights, the amount that bears the same ratio to such Additional Book Basis Derivative Items as the Remaining Net Positive Adjustments of the Partners holding the Incentive Distribution Rights as of the end of such period bears to the Aggregate Remaining Net Positive Adjustments as of that time.

4. Section 4.6 of the Partnership Agreement is hereby amended by adding to Section 4.6 a new subsection (d) as follows:

“(d) For purposes of clarification, the conversion of the General Partner Interest into a non-economic general partner interest in the Partnership as of the Incentive Distribution Rights Waiver Date is not a transfer of the General Partner Interest subject to this Section 4.6.”

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5. Section 4.7 of the Partnership Agreement is hereby amended and restated in its entirety as follows:

“Section 4.7 Transfer of Incentive Distribution Rights. Prior to June 30, 2020, a holder of Incentive Distribution Rights may only transfer any or all of the Incentive Distribution Rights held by such holder without any consent of the Unitholders to (a) an Affiliate of such holder (other than an individual), or (b) another Person (other than an individual) in connection with (i) the merger or consolidation of such holder of Incentive Distribution Rights with or into such other Person, (ii) the transfer by such holder of all or substantially all of its assets to such other Person, (iii) the sale of all the ownership interests in such holder or (iv) the pledge, encumbrance, hypothecation or mortgage of the Incentive Distribution Rights in favor a Person providing bona fide debt financing to such holder as security or collateral for such debt financing and the transfer of Incentive Distribution Rights in connection with the exercise of any remedy of such Person in connection therewith, provided, that such holder entered into such debt financing transaction in good faith for a valid purpose other than the intent to circumvent the restrictions on transfer of Incentive Distribution Rights that would otherwise have applied. Any other transfer of the Incentive Distribution Rights prior to June 30, 2020 shall require the prior approval of holders of at least a majority of the Outstanding Common Units (excluding Common Units held by the General Partner and its Affiliates). On or after June 30, 2020, the General Partner or any other holder of Incentive Distribution Rights may transfer any or all of its Incentive Distribution Rights without Unitholder approval. Notwithstanding anything herein to the contrary, (i) the transfer of Common Units issued pursuant to Section 5.11 shall not be treated as a transfer of all or any part of the Incentive Distribution Rights, (ii) neither the waiver of rights to payment under the Incentive Distribution Rights following the Incentive Distribution Rights Waiver Date, the issuance of the IDR Waiver Common Units in consideration therefore nor the transfer of any IDR Waiver Common Unit shall be treated as a transfer of all or any part of the Incentive Distribution Rights and (iii) no transfer of Incentive Distribution Rights to another Person shall be permitted unless the transferee agrees to be bound by the provisions of this Agreement; provided, that no such agreement shall be required for the pledge, encumbrance, hypothecation or mortgage of the incentive distribution rights.”

6. Section 5.2 of the Partnership Agreement is hereby amended and restated in its entirety as follows:

“Section 5.2 Contributions by the General Partner and its Affiliates.

(a) On the Closing Date and pursuant to the Contribution Agreement: (i) the General Partner shall contribute to the Partnership, as a Capital Contribution, the GP Interest (as defined in the Contribution Agreement), in exchange for (A) a continuation of its General Partner Interest equal to a 2% Percentage Interest (after giving effect to any exercise of the Over-Allotment Option and the Deferred Issuance and Distribution), subject to all of the rights, privileges and duties of the General Partner under this Agreement, and (B) the Incentive Distribution Rights; (ii) Chesapeake Holdings shall contribute to the Partnership, as a Capital Contribution, the Holdings LP Interest (as defined in the Contribution Agreement) in exchange for 23,913,061 Common Units and 34,538,061 Subordinated Units; (iii) GIP-A shall contribute to the Partnership, as a Capital Contribution, the GIP-A LP Interest (as defined in the Contribution Agreement)

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in exchange for 7,287,810 Common Units, 12,144,753 Subordinated Units and the right to receive 35.1633907% of the Deferred Issuance and Distribution; (iv) GIP-B shall contribute to the Partnership, as a Capital Contribution, the GIP-B LP Interest (as defined in the Contribution Agreement) in exchange for 2,826,853 Common Units, 4,710,802 Subordinated Units and the right to receive 13.6394516% of the Deferred Issuance and Distribution; and (v) GIP-C shall contribute to the Partnership, as a Capital Contribution, the GIP-C LP Interest (as defined in the Contribution Agreement) in exchange for 10,610,898 Common Units, 17,682,506 Subordinated Units and the right to receive 51.1971577% of the Deferred Issuance and Distribution.

(b) Except as set forth in Section 12.8, the General Partner shall not be obligated to make any additional Capital Contributions to the Partnership.

7. Section 5.11 of the Partnership Agreement is hereby amended and restated in its entirety as follows:

“Section 5.11 Issuance of Common Units in Connection with Waiver of Incentive Distribution Rights.

In consideration for the permanent waiver of any and all obligations of the Partnership and rights of the General Partner and its Affiliates under this Agreement with respect to the Incentive Distribution Rights from and after the Incentive Distribution Rights Waiver Date and the conversion of the General Partner Interest into a non-economic general partner interest in the Partnership, the General Partner shall be issued 289,000,000 Common Units pursuant to the 2017 Common Unit Issuance Agreement (the “IDR Waiver Common Units”). The total number of IDR Waiver Common Units issued pursuant to the 2017 Common Unit Issuance Agreement is referred to herein as the “Aggregate Quantity of IDR Waiver Common Units.”

8. Section 5.12(h) of the Partnership Agreement is hereby amended by deleting and replacing the text “(other than Common Units, the Subordinated Class C Units being issued pursuant to the Subscription Agreement and any additional General Partner Interest pursuant to Section 5.2(b))” with the text “(other than Common Units and the Subordinated Class C Units being issued pursuant to the Subscription Agreement)”.

9. Sections 6.1(d)(x)(B) and (C) of the Partnership Agreement are hereby amended and restated in their entirety as follows:

“(B) With respect to the adjustment to the Carrying Value of Partnership property pursuant to Section 5.5(d) that occurs upon the date of issuance of the IDR Waiver Common Units pursuant to Section 5.11 (and, if necessary, with respect to any later events triggering such an adjustment to such Carrying Value), after the application of Section 6.1(d)(x)(A), any Unrealized Gains and Unrealized Losses shall be allocated among the Partners in a manner that to the nearest extent possible results in the Capital Accounts maintained with respect to such IDR Waiver Common Units issued pursuant to Section 5.11 equaling the product of (A) the Aggregate Quantity of IDR Waiver

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Common Units and (B) the Per Unit Capital Amount for an Initial Common Unit. As a result of the events on the date of issuance of the IDR Waiver Common Units, the holders of the General Partner Interest and the Incentive Distribution Rights shall be deemed for federal income tax purposes to have contributed the economic aspects of the General Partner Interest and the Incentive Distribution Rights for the IDR Waiver Common Units and shall have thereafter no capital account in the General Partner Interest or the Incentive Distribution Rights.

(C) With respect to any taxable period during which an IDR Waiver Common Unit is transferred to any Person who is not an Affiliate of the transferor, all or a portion of the remaining items of Partnership gross income or gain for such taxable period shall be allocated 100% to the transferor Partner of such transferred IDR Waiver Common Unit until such transferor Partner has been allocated an amount of gross income or gain that increases the Capital Account maintained with respect to such transferred IDR Waiver Common Unit to an amount equal to the Per Unit Capital Amount for an Initial Common Unit. A holder shall not be permitted to transfer an IDR Waiver Common Unit (other than a transfer to an Affiliate of the transferor) if the balance in the Capital Account maintained with respect to such IDR Waiver Common Unit is not equal to the Per Unit Capital Amount for an Initial Common Unit after giving effect to the allocations under Section 6.1(d)(x)(B) and this Section 6.1(d)(x)(C).”

10. Section 6.5 of the Partnership Agreement is hereby amended and restated in its entirety as follows:

“Distributions of Available Cash from Capital Surplus. Available Cash that is deemed to be Capital Surplus pursuant to the provisions of Section 6.3(a) shall be distributed 100% to the Unitholders, Pro Rata.”

11. Section 6.8 of the Partnership Agreement is hereby amended and restated in its entirety as follows:

“Section 6.8 Special Provisions Relating to the Holders of Incentive Distribution Rights. Notwithstanding anything to the contrary set forth in this Agreement, the holder of the Incentive Distribution Rights with respect to such Incentive Distribution Rights (a) shall possess the rights and obligations provided in this Agreement with respect to a Limited Partner pursuant to Article III and Article VII, (b) irrevocably waives (on behalf of itself and its successors and assigns) its entitlement, if any, to vote on any matters requiring the approval or vote of the holders of Outstanding Units, except as required by law, (c) irrevocably waives (on behalf of itself and its successors and assigns) its entitlement, if any, to any distributions and (d) shall not be allocated items of income, gain, loss or deduction or Unrealized Gains or Unrealized Losses. This Section 6.8, including the waivers referenced herein, shall be binding upon the holder of the Incentive Distribution Rights and its successors and assigns with respect to such Incentive Distribution Rights.”

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12. Article VI of the Partnership Agreement is hereby amended by adding a new Section 6.13 as follows:

“Section 6.13. Special Provision with Respect to Incentive Distribution Rights and the General Partner Interest. Notwithstanding anything in this Article VI or elsewhere in this Agreement to the contrary, following the Incentive Distribution Rights Waiver Date (i) no portion of any Partnership item, including the Partnership’s items of income, gain, loss, deduction, Unrealized Gain or Unrealized Loss, shall be allocated with respect to the Incentive Distribution Rights under this Agreement for any period after such date, including under Section 6.1, Section 6.2 or otherwise and (ii) no further distributions shall be made with respect to the Incentive Distribution Rights or the General Partner Interest under this Agreement, including under Section 6.3, Section 6.4, Section 6.5, Section 12.4 or otherwise.”

13. Section 15.1(a) of the Partnership Agreement is hereby amended by deleting and replacing the text “80%” with the text “85%”.

14. Except as hereby amended, the Partnership Agreement shall remain in full force and effect.

15. This Amendment shall be governed by, and interpreted in accordance with, the laws of the State of Delaware, all rights and remedies being governed by such laws without regard to principles of conflicts of laws.

16. Each provision of this Amendment shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those provisions of this Amendment that are valid, enforceable and legal.

[Signature Page Follows]

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IN WITNESS WHEREOF, this Amendment has been executed as of the date first written above.

GENERAL PARTNER:

WPZ GP LLC

By:
Name:	Ted T. Timmermans
Title:	Vice President, Controller & Chief Accounting Officer

Exhibit II

Tax Opinion Certificate

See attached

Exhibit II

WILLIAMS PARTNERS L.P.

WPZ GP LLC

ONE WILLIAMS CENTER

TULSA, OK 74172

January 9, 2017

Andrews Kurth Kenyon LLP

600 Travis, Suite 4200

Houston, Texas 77002

Tax Opinion Certificate

Ladies and Gentlemen:

You have acted as special tax counsel to Williams Partners L.P., a Delaware limited partnership (the “Partnership”), in connection with (a) the issuance of 289,000,000 Common Units to WPZ GP LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner”), in exchange for (i) the permanent waiver by the General Partner of all rights to distributions and otherwise with respect to the Incentive Distribution Rights (as defined in the Partnership’s First Amended and Restated Agreement of Limited Partnership, dated as of August 3, 2010, as amended (the “Partnership Agreement”)) (the “IDR Waiver”) and (ii) the conversion of the General Partner Interest (as defined in the Partnership Agreement) into a non-economic general partner interest in the Partnership (such conversion, the “WPZ General Partner Interest Recapitalization”) and (b) the issuance of 277,117 Common Units to the General Partner in exchange for the General Partner’s contribution to the Partnership of cash in an amount equal to $10,000,000 (such issuance and contribution, together with the IDR Waiver and the WPZ General Partner Interest Recapitalization, the “WPZ Interest Restructuring”). Terms not otherwise defined herein shall have the meanings ascribed to them in the Common Unit Issuance Agreement between the Partnership and the General Partner to be dated as of the date hereof (the “Common Unit Issuance Agreement”) or the Partnership Agreement.

In your capacity as special tax counsel to the Partnership in connection with the WPZ Interest Restructuring, you will render certain opinions regarding United States federal income tax matters. We hereby make the following representations to you in connection with your rendering of those opinions:

(a) neither the Partnership nor Williams Partners Operating LLC (“Operating LLC”), a Delaware limited liability company, has elected or will elect to be treated as an association or corporation;

(b) the Partnership has been and will be operated in accordance with (i) all applicable partnership statutes, and (ii) the Partnership Agreement;

(c) Operating LLC has been and will be operated in accordance with (i) all applicable limited liability company statutes, and (ii) the limited liability company agreement of Operating LLC;

Andrews Kurth Kenyon LLP

January 9, 2017

(d) for each taxable year, more than 90% of the gross income of the Partnership has been and will be income from the exploration, development, mining or production, processing, refining, transportation (including pipelines transporting gas, oil, or products thereof), storage or marketing of any mineral or natural resource, including oil, gas or products thereof which come from either a crude oil refinery or a natural gas processing facility, or other items of income as to which counsel has opined or will opine are “qualifying income” within the meaning of Section 7704(d) of the Internal Revenue Code;

(e) the WPZ Interest Restructuring will be effected pursuant to and in accordance with all relevant provisions of the Common Unit Issuance Agreement and Amendment No. 8 to the Partnership Agreement, to be dated as of the date hereof (the “Partnership Agreement Amendment”);

(f) the adjustments to the value of the Partnership’s property required to be made pursuant to Section 5.5(d)(i) of the Partnership Agreement are being made principally for a substantial business purpose of causing the Capital Accounts of the Partners to properly reflect the intended rights of the Partners on liquidation of the Partnership; and

(g) for each taxable period, the Partnership has allocated its items of income, gain, loss, deduction and credit among its Partners in accordance with the Partnership Agreement, and the General Partner has taken, and will take, positions in filing all tax returns of the Partnership (including information returns to unitholders) that are required for federal income tax purposes intended to preserve the uniformity of Units.

We hereby acknowledge that we have made these representations to you, that you will rely upon them in issuing the opinions, and that they are true and correct in all material respects.

WILLIAMS PARTNERS L.P.

By:	WPZ GP LLC
Its General Partner

By:
Name:	Anthony W. Rackley
Title:	Assistant Treasurer

WPZ GP LLC

By:
Name:	Anthony W. Rackley
Title:	Assistant Treasurer